Exhibit 4.8

PROPOSED AMENDMENT TO THE COMPANY’S BYE-LAWS
TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF CLASS A COMMON STOCK

BYE-LAW 3(1)

The current text of Bye-law 3(1) provides as follows:

3. (1) The capital of the Company shall be divided into three classes of shares, namely:

(a) 300,000,000 Shares of Class A Common Stock, par value $0.08 per share (“Class A Shares”);

(b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”); and

(c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share (“Preferred Shares”).

The Class A Shares and the Class B Shares are together referred to as the “Common Shares”.

If the proposal is adopted, Bye-law 3(1) would provide:

3. (1) The capital of the Company shall be divided into three classes of shares, namely:

(a) 440,000,000 Shares of Class A Common Stock, par value $0.08 per share (“Class A Shares”);

(b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”); and

(c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share (“Preferred Shares”).

The Class A Shares and the Class B Shares are together referred to as the “Common Shares”.